Exhibit (a)(1)(ii)

SHARE ACCEPTANCE LETTER

ACCEPTANCE LETTER FOR THE U.S. OFFER TO PURCHASE FOR CASH ALL OUTSTANDING ORDINARY SHARES HELD BY U.S. HOLDERS OF TIGENIX NV FOR €1.78 PER SHARE, WITHOUT INTEREST, BY TAKEDA PHARMACEUTICAL COMPANY LIMITED

Acceptance Letter for Ordinary Shares only

ANY U.S. Holder of Ordinary Shares in book-entry form within Euroclear Belgium desiring to tender all or any portion of the Ordinary Shares owned by such holder can accept the U.S. Offer by delivering a Share Acceptance Letter to the custodian credit institution or financial services institution that holds their Ordinary Shares. Any U.S. Holder of Ordinary Shares whose shares are in registered form will receive a letter evidencing their ownership of the number of Ordinary Shares and describing the procedure to be followed to deposit their duly completed and signed Share Acceptance Letter.

THIS DULY COMPLETED AND SIGNED ACCEPTANCE LETTER HAS TO BE RECEIVED AT THE LATEST ON 31 MAY 2018 OR ANY EARLIER DEADLINE SET BY THE FINANCIAL INTERMEDIARY

I, the undersigned,

Legal entity:

Name and legal form:
Registered office:
Country:
Validly represented by:	1. (name, surname, domicile and capacity) 2. (name, surname, domicile and capacity)

Natural person:
Surname:
Name:
Domicile:
Surname:
Nationality:
Passport number:

declare after having had the opportunity to read the U.S. Offer to Purchase, dated April 30, 2018 (the “U.S. Offer to Purchase”) published by Takeda Pharmaceutical Company Limited, a company organized under the laws of Japan (“Takeda”) relating to its offer to purchase (i) up to 100% of the issued and outstanding ordinary shares (“Ordinary Shares”) of TiGenix NV a public limited liability company (naamloze vennootschap / société anonyme) incorporated and existing under the laws of Belgium (“TiGenix”) from U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended), excluding Ordinary Shares owned by Takeda and its affiliates, and (ii) up to 100% of the American Depositary Shares of TiGenix (each, an “ADS” and collectively, “ADSs”) from all holders, wherever located, excluding ADSs owned by Takeda and its affiliates (the “U.S. Offer”) that:

i.	I accept the terms and conditions of the U.S. Offer described in the U.S. Offer to Purchase;

ii.	I hereby agree to transfer the Ordinary Shares identified in this Share Acceptance Letter, and which I fully own, to Takeda, in accordance with the terms and conditions of the U.S. Offer to Purchase, for a price consisting of a payment in cash, without interest, of EUR 1.78 for each Share (the “Offer Price”);

iii.	I shall transfer the Ordinary Shares in accordance with the acceptance process described in the U.S. Offer to Purchase; and

iv.	I acknowledge that all representations, warranties and undertakings deemed to be made or given by me under the U.S. Offer to Purchase are incorporated in this Share Acceptance Letter with respect to the transfer of my Ordinary Shares.

I hold the following Ordinary Shares:

Ordinary Shares
Number	Form	Instructions

	Shares in dematerialized form	These Shares are available on my securities account with the following financial institution: I authorise the transfer of these Shares from my securities account to the U.S. Share Tender Agent.

	Shares in Registered form	Any U.S. Holder of Ordinary Shares whose shares are in registered form will receive a letter evidencing their ownership of the number of Ordinary Shares and describing the procedure to be followed to deposit their duly completed and signed Share Acceptance Letter.

I hereby request that on the date of payment, the Offer Price of the transferred Ordinary Shares, as relevant, be credited to my following account:

Name of bank:
IBAN:
BIC/SWIFT:

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I am aware, agree and confirm that:

i.   in order to be valid, this Share Acceptance Letter must be submitted in duplicate in accordance with the applicable acceptance procedure as set forth in the U.S. Offer to Purchase (Section 3), to the financial intermediary no later than May 31, 2018, 10:00 a.m. (New York City time) or any later date announced in the event of an extension, or any earlier deadline set by the financial intermediary;

ii.  I am duly authorized to transfer my Ordinary Shares and all authorizations, formalities or procedures required to that end have been duly and successfully obtained, accepted, completed and/or carried out;

iii.   I may withdraw my acceptance during the offering period during which I tendered my Ordinary Shares and that for the withdrawal of such acceptance to be valid, I must deliver the Share Withdrawal Letter (as set forth in Section 4 of the U.S. Offer to Purchase) to the financial intermediary to which I had delivered my Share Acceptance Letter; the Share Withdrawal Letter must be received by the U.S. Share Tender Agent at the latest before 10:00 a.m. (New York City time) on the Initial Expiration Date (or the date and time of the expiration of the relevant Subsequent Offering Period, as applicable), or any earlier deadline set by the financial intermediary;

iv.   if the Ordinary Shares are co-owned by two or more holders, each of them must provide the identification information requested above and sign this same Share Acceptance Letter; if the Ordinary Shares are subject to beneficial ownership, both the bare owner and the beneficial owner must provide the identification information requested above and sign this Share Acceptance Letter; if the Ordinary Shares are pledged, both the pledging debtor and the creditor benefiting from such pledge must provide the identification information requested above and sign this Share Acceptance Letter with the understanding that the creditor benefiting from the pledge will be deemed irrevocably and unconditionally to renounce and release the shares concerned from his pledge;

v.  the U.S. Share Tender Agent shall not charge the shareholders any commission, fees or other costs under the U.S. Offer; shareholders registering their acceptance with a financial institution other than the U.S. Share Tender Agent are requested to inquire about any costs they could incur in connection with the U.S. Offer; and

vi.   I have received all information necessary to be able to take a decision on the U.S. Offer with full knowledge of the facts, and I am fully aware of the risks it entails and have inquired about the taxes I could owe in the framework of the transfer of my Ordinary Shares to Takeda which, if need be, I shall bear in full.

Except where indicated to the contrary, the terms used in this Share Acceptance Letter shall have the same meaning as in the U.S. Offer to Purchase.
***

Done in duplicate at (place)	on (date	)	2018.

The Shareholder	Other financial intermediary

(signature)	(signature)
(name, first name)	(financial intermediary)

(signature)
(name, first name)

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